April 3, 2007

Ronald Nicolas
Fremont Investment & Loan

Dear Ronald,

Fremont Investment & Loan is pleased to offer you a revised Retention Bonus program. You previously received and agreed to an offer for a “Retention Bonus”, in the amount of one year’s pay, payable on March 20, 2008. We have decided to revise the payment plan for the bonus as follows: one quarter of the bonus, three months’ pay, will be paid on to you on June 22, 2007; another quarter of the bonus, three months’ pay, will be paid to you on September 14, 2007, and one half of the bonus, 6 months’ pay, will be paid to you on December 14, 2007. All of the other terms of the Retention Bonus Plan remain the same. Specifically, the Retention Bonus is not earned and will not be paid if you resign from Fremont prior to the time that the payment is made. Thus you will not earn the first pro-rata payment if you resign prior to June 22, 2007; you will not earn the second pro-rata payment if you resign prior to September 14, 2007, and you will not earn the final pro-rata payment if you resign prior to December 14, 2007. However, if Fremont lays you off prior to completion of the payments, Fremont will deem you to be successfully meeting your obligations under this retention bonus agreement, and will pay you your bonus payments on the dates they are earned. Bonus amounts are calculated on base salary and benefits are not included in the calculation. You will continue on Fremont’s regular bi-weekly payroll and will participate in Fremont’s benefits as long as you remain employed. This Retention Bonus is extra to your regular pay.

This Retention Bonus and payment plan is in lieu and instead of the one previously offered to you, and it replaces and supersedes the one set forth in the letter of March 20, 2007. Your signature on this letter acknowledges your acceptance of this Retention Bonus Plan instead of the one previously offered to you.

You continue to hold a key position at Fremont, and we respect your loyalty despite the difficulties our current situation presents. We hope you find this revised Retention Bonus Plan to be more advantageous to you than the previous plan. I will be happy to answer any questions you may have in this regard. Please acknowledge receipt of this offer by signing and returning the copy to David Miller.

Yours truly,

Kyle Walker
President & Chief Executive Officer Fremont Investment & Loan

Nicolas, Mr. Ronald J Jr. Date